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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)
           AND (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                               (AMENDMENT NO. 2)*



                                 PACKETEER, INC.
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                                (Name of Issuer)


                                  COMMON STOCK
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                         (Title of Class of Securities)


                                   695210 10 4
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                                 (CUSIP Number)


                                December 31, 2000
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ] Rule 13d-1(b)
        [ ] Rule 13d-1(c)
        [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                                Page 1 of 6 Pages
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---------------------                                          -----------------
CUSIP NO. 695210 10 4                 13 G                     Page 2 of 6 Pages
---------------------                                          -----------------

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1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   Craig Elliott
                   Tax ID Number:
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2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           NOT APPLICABLE                                     (a)  [ ]  (b)  [ ]

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3          SEC USE ONLY

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4          CITIZENSHIP OR PLACE OF ORGANIZATION

                   USA
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                               5      SOLE VOTING POWER

                                      887,083 (See Item 4)
                               -------------------------------------------------
          NUMBER OF            6      SHARED VOTING POWER
           SHARES
        BENEFICIALLY                  0
       OWNED BY EACH           -------------------------------------------------
         REPORTING             7      SOLE DISPOSITIVE POWER
           PERSON
            WITH                      887,083 (See Item 4)
                               -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                      0
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9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                                 887,083 (See Item 4)

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10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                          [ ]
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11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                    2.98%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

                                                                    IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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                                                               Page 3 of 6 Pages


ITEM 1(a).     NAME OF ISSUER:

               Packeteer, Inc.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               10495 N. De Anza Boulevard
               Cupertino, CA 95014

ITEM 2(a).     NAME OF PERSON FILING:

               Craig Elliott

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

               Craig Elliott
               c/o Packeteer, Inc.
               10495 N. De Anza Boulevard
               Cupertino, CA 95014

ITEM 2(c).     CITIZENSHIP:

               USA

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock

ITEM 2(e).     CUSIP NUMBER:

               695210 10 4

ITEM 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

               Not Applicable

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                                                               Page 4 of 6 Pages


ITEM 4.        OWNERSHIP:

               The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                      (a)    Amount beneficially owned:   887,083

                      (b)    Percent of Class:     2.98%

                      (c)    Number of shares as to which such person has:


                                    (i)     Sole power to vote or to direct the
                                            vote: 887,083

                                    (ii)    Shared power to vote or to direct
                                            the vote: 0

                                    (iii)   Sole power to dispose or to direct
                                            the disposition of: 887,083

                                    (iv)    Shared power to dispose or to direct
                                            the disposition of: 0

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               [X]

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               Not applicable

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                                                               Page 5 of 6 Pages


ITEM 10.       CERTIFICATION:

               Not applicable

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                                                               Page 6 of 6 Pages


                                   SIGNATURES

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        Dated:  February 13, 2001




                                         /s/ CRAIG ELLIOTT
                                        ----------------------------------------
                                        Craig Elliott
                                        President and Chief Executive Officer